UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 28, 2015

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices, zip code)

(717) 757-7660
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2015, The Bon-Ton Stores, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Private Label Credit Card Program Agreement (the “Program Agreement”) with Comenity Bank, a bank subsidiary of Alliance Data Systems Corporation (“ADS”). The Program Agreement, dated December 16, 2011, had an original term of seven years from the program commencement date of July 24, 2012. The Amendment provides that the original term is extended three years to July 24, 2022, with successive two-year renewal terms thereafter, unless otherwise terminated in accordance with the Program Agreement.

The Amendment provides in consideration for the extension of the term, ADS will pay the Company an extension bonus of $6 million, payable $1 million within five business days of July 24, 2017 and $5 million within five business days of July 24, 2019, as well as periodic royalties based on a percentage of credit card sales and outstanding credit balances during the term of the Program Agreement. The Amendment increases the royalty rate payable by ADS to the Company.

The Amendment also provides that ADS will pay the costs, subject to prescribed maximums, for the reissuance of credit cards in 2016 and either 2018 or 2019. In addition, the Amendment provides for an additional annual contribution by ADS, beginning July 24, 2015, for Company costs associated with the marketing and promotion of the private label credit card program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Private Label Credit Card Program Agreement by and between Comenity Bank and The Bon-Ton Stores, Inc. dated October 28, 2015. Some of the schedules to this agreement have been omitted or redacted pursuant to a request for confidential treatment.

99.1	Press release dated November 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

	By:	/s/ Michael W. Webb
Michael W. Webb
Senior Vice President—Chief Accounting Officer

Dated: November 3, 2015